EXHIBIT 8

October 7, 2009

Invus Public Equities, L.P.

c/o The Invus Group, LLC

750 Lexington Avenue (30th Floor)

New York, New York 10022

Invus, L.P.

c/o The Invus Group, LLC

750 Lexington Avenue (30th Floor)

New York, New York 10022

Re:	Voting Agreement

Ladies and Gentlemen:

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Invus Public Equities, L.P. (the “Stockholder”) agrees that at any stockholders’ meeting of Lexicon Pharmaceuticals, Inc. (the “Company”), the Stockholder will (i) appear, in person or by proxy, or otherwise cause all shares of common stock and other voting securities of the Company (including, without limitation, any such shares and other voting securities acquired by the Stockholder on or after the date hereof) beneficially owned by the Stockholder at such time at the time of such vote to be counted as present for purposes of determining a quorum and (ii) vote, or instruct to be voted (including by written consent, if applicable), all such shares of common stock and other voting securities of the Company at the sole direction of Invus, L.P.

As security for the agreements of the parties hereto provided in this letter agreement, the Stockholder hereby grants and delivers to, and appoints, Invus, L.P. and any of its designees, and each of them individually, as the Stockholder’s proxy, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote (or cause to be voted) all shares of common stock and other voting securities of the Company beneficially owned by the Stockholder. This proxy shall will be irrevocable to the fullest extent permitted by law.

This letter agreement may not be amended other than by a written instrument executed by the Stockholder and Invus, L.P. This letter agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings between the parties hereto with respect to such subject matter. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This letter agreement is for the benefit of the parties hereto, and no other person shall have any rights hereunder.

Schedule 13D

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined exclusively in any New York state or federal court, in each case sitting in the Borough of Manhattan.

Very truly yours,

INVUS PUBLIC EQUITIES, L.P.

By: Invus Public Equities Advisors, LLC, its general partner

By:	/s/ RAYMOND DEBBANE
Name:	Raymond Debbane
Title:	President

AGREED TO AND ACCEPTED:

INVUS, L.P.

By: Invus Advisors, L.L.C., its general partner

By:	/s/ RAYMOND DEBBANE
Name:	Raymond Debbane
Title:	President